Exhibit 5.2
Dentons US LLP 2398 East Camelback Road Suite 850 Phoenix, AZ 85016-9007 United States
大ó成É Salans FMC SNR Denton McKenna Long dentons.com

September 20, 2019

Hilton Domestic Operating Company Inc.
7930 Jones Branch Drive
Suite 1100
McLean, Virginia 22102

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as special counsel to the subsidiaries of Hilton Domestic Operating Company Inc., a Delaware corporation (the “Issuer”) listed on Schedule I (each a “Company” and collectively, the “Companies”), Hilton Worldwide Holdings Inc., a Delaware corporation (“HLT Parent”), Hilton Worldwide Parent LLC, a Delaware limited liability company (“HWP”), Hilton Worldwide Finance LLC, a Delaware corporation (“Parent”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuer, HLT Parent, HWP, Parent, the Companies and the other subsidiary guarantors (together with the Companies, HLT Parent, HWP and Parent, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of up to $1,000,000,000 aggregate principal amount of 4.875% Senior Notes due 2030 (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Exchange Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Exchange Guarantees will be issued under an indenture, dated as of June 20, 2019 (the “Indenture”), by and among the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The Exchange Notes and the Exchange Guarantees will be offered by the Issuer and the Guarantors in exchange for their outstanding 4.875% Senior Notes due 2030 and the guarantees thereof that were issued on June 20, 2019.
We are delivering this opinion letter to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
In connection with rendering the opinions set forth in this opinion letter, we have reviewed originals or copies of the following documents (collectively, the “Transaction Documents”):

(i)	the Indenture (including the form of Exchange Notes set forth therein);

(ii)	the Registration Statement;

(iii)
the Purchase Agreement dated as of June 10, 2019, among the Issuer, the Guarantors, BofA Securities, Inc. (“BofA”) and the other several initial purchasers named therein (the “Initial Purchasers”); and

(iv)	the Registration Rights Agreement dated as of June 20, 2019, among the Issuer, the Guarantors and BofA, as representative of the several Initial Purchasers.

September 20, 2019 Page 2

Further, in connection with rendering the opinions set forth in this opinion letter, we have reviewed originals or copies of the following documents:

(i)
copies of the organizational documents of the Companies listed on Schedule I (each an "Organizational Document" and collectively, the "Organizational Documents"), each as certified by such Secretary of State or other governmental authority of such Company's State of incorporation or organization (the “Governmental Authority”) on such date as is stated opposite the relevant Organizational Document's name on Schedule I;

(ii)	copies of the By-laws and Limited Liability Company Agreements of the Companies listed on Schedule II, each as delivered to us by the relevant Company;

(iii)
copies of resolutions, each dated as of June 5, 2019, listed on Schedule III (collectively, the "Resolutions"), each as adopted with respect to the relevant Company by the entity or person identified opposite such Resolutions on Schedule III, delivered to us by the relevant Company;

(iv)
Certificates of Good Standing (each a “Certificate of Good Standing” and collectively, the “Certificates of Good Standing”) for each of the Companies, as of the date of each such Certificate of Good Standing set forth on Schedule I, issued by the relevant Governmental Authority; and

(v)	Secretary’s Certificate from each Company, dated the date hereof (the “Certificates to Counsel”).
In addition, we have examined originals or copies authenticated to our satisfaction of such corporate records, certificates of officers of the Companies and public officials, and other documents as we have deemed relevant or necessary in connection with our opinions set forth herein. We have relied, without independent verification, on certificates of public officials and, as to questions of fact material to such opinions, upon the representations of the Companies set forth in Transaction Documents, Certificates to Counsel or such certificates of officers and other representatives of the Companies and factual information we have obtained from such other sources as we have deemed reasonable. We have not independently verified the accuracy of the matters set forth in the written statements or certificates upon which we have relied. Our opinion in paragraph 1 below is based solely upon our review of the respective Organizational Document and Certificate of Good Standing for each Company and speaks as of the dates of the respective Certificates of Good Standing.
We have assumed (i) the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us; (ii) that the execution, delivery and/or acceptance of the Transaction Documents have been duly authorized by all action, corporate or otherwise, necessary by the parties to the Transaction Documents other than the Companies (the “Other Parties”); (iii) the legal capacity of all natural persons executing the Transaction Documents; (iv) that each of the Other Parties has satisfied those legal requirements that are applicable to it to the extent necessary to make the Transaction Documents enforceable against it; (v) that each of the Transaction Documents constitutes a valid and binding obligation of the Other Parties and is enforceable against the Other Parties

September 20, 2019 Page 3

in accordance with its terms; (vi) that each of the Other Parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents; (vii) that the Transaction Documents accurately describe and contain the mutual understandings of the parties, and that there are no oral or written statements or agreements or usages of trade or courses of prior dealings among the parties that would modify, amend or vary any of the terms of the Transaction Documents; (viii) that the Other Parties will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents; (ix) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue; (x) all agreements other than the Transaction Documents with respect to which we have provided advice in our letter or reviewed in connection with our letter would be enforced as written; (xi) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (xii) that each of the Other Parties and any agent acting for it in connection with the Transaction Documents have acted without notice of any defense against the enforcement of any rights created by, or adverse claim to any property transferred pursuant to, the Transaction Documents; (xiii) the compliance of the Exchange Offer and of the conduct of the parties to the Exchange Offer with any requirement of good faith, fair dealing and conscionability; and (xiv) the due qualification of the Indenture under the Trust Indenture Act of 1939, as amended.
For purposes of this opinion letter, “Applicable Laws” means the laws, rules and regulations that a counsel in Arizona, Kansas, Missouri and Texas exercising customary professional diligence would reasonably be expected to recognize as being applicable to the respective Guarantors or the Transaction Documents, but excluding those areas of law that are expressly excluded from the scope of the opinions in this opinion letter.
You are aware, and we hereby confirm, that we have not represented the Companies with respect to the preparation, negotiation, execution or filing of the Indenture, the Exchange Notes, the Registration Statement, or any documents ancillary thereto or transactions contemplated thereby. We have been retained by the Companies for the sole and limited purpose of rendering the opinions set forth herein. By your acceptance of this opinion, you acknowledge the foregoing and confirm that you have consented to the rendering of the opinions set forth herein by this firm in light thereof.
Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that:
1.Each Company is a corporation or limited liability company, as the case may be, validly existing and in good standing under the law of its jurisdiction or incorporation or organization.
2.Each Company has the corporate power or limited liability company power and authority, as the case may be, to execute and deliver the relevant Indenture, including the Exchange Guarantee, and to perform its respective obligations thereunder.
3.Each Company has duly executed and delivered the Indenture, including the issuance of the Exchange Guarantees.
4.With respect to each Company, the execution and delivery of the Indenture, including issuance of the Exchange Guarantees, and the performance by such Company of its obligations thereunder,

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do not (a) violate such Company’s Organizational Documents, or (b) violate any Applicable Law applicable to which any such Company is a party or by which any of its assets or properties is bound.
The foregoing opinions are subject to the following exceptions, qualifications and limitations:
1.Our opinions are subject to the effect of federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.
2.Our opinions are further subject to limitations imposed by general principles of equity or public policy upon the enforceability of any of the remedies, covenants or other provisions of the Transaction Documents, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).
3.Our opinions are subject to the effect of the rules of law that:

a.
limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, (i) the obligations of good faith, fair dealing, diligence and reasonableness, (ii) broadly or vaguely stated rights, (iii) statutory, regulatory or constitutional rights, except to the extent that the statute, regulation or constitution explicitly allows waivers; (iv) unknown future defenses; and (v) rights to damages.

b.	provide that choice of law, forum selection, consent to jurisdiction, and jury waiver clauses in contracts are not necessarily binding;

c.	limit the availability of a remedy under certain circumstances where another remedy has been elected;

d.	provide a time limitation after which a remedy may not be enforced;

e.
limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct, unlawful conduct, or violations of federal or state securities laws or regulations or public policy;

f.
may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

g.	govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs;

h.
may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance,

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or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract; and

i.
may in the absence of a contemporaneous waiver or consent, discharge a guarantor to the extent that (i) action by a creditor impairs the value of collateral security for guaranteed debt to the detriment of a guarantor, or (ii) a guaranteed obligation is materially modified.

We do not express any opinion as to the laws of any jurisdiction other than the respective laws of the States of Arizona, Kansas, Missouri and Texas.
This opinion letter speaks only as of the date hereof. We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts or other developments, whether existing before or first arising after the date hereof, that might change the opinions expressed above.
We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
This opinion letter may be relied upon by Simpson Thacher & Bartlett LLP, as if it were addressed to it, in rendering its opinion in connection with the registration of the Exchange Notes and the Exchange Guarantees and the issuance of the Exchange Notes and the Exchange Guarantees as described in the Registration Statement.
This opinion is limited to the matters set forth herein; no opinion may be inferred or implied beyond the matters expressly stated in this letter.

Very truly yours,

/s/ Dentons US LLP

SCHEDULE I
LIST OF COMPANIES

#	Entity Name	Jurisdiction	Governmental Authority	Governmental Authority Certification Date	Organization Documents
1	Destination Resorts LLC	Arizona	Secretary of State	September 9, 2019	Articles of Organization, dated October 22, 2007, as amended by Articles of Amendment, dated October 25, 2007.
2	Doubletree Hotel Systems LLC	Arizona	Secretary of State	September 9, 2019	Articles of Organization, dated October 22, 2007, as amended by Articles of Amendment, dated October 25, 2007.
3	Doubletree Hotels LLC	Arizona	Secretary of State	September 9, 2019	Articles of Organization, dated October 22, 2007, as amended by Articles of Amendment, dated October 25, 2007.
4	DT Management LLC	Arizona	Secretary of State	September 9, 2019	Articles of Organization, dated October 22, 2007, as amended by Articles of Amendment, dated October 25, 2007.
5	DT Real Estate, LLC	Arizona	Secretary of State	September 9, 2019	Articles of Organization, dated August 19, 2016.
6	DTM Atlanta/Legacy, Inc.	Arizona	Secretary of State	September 9, 2019	Articles of Incorporation, dated November 8, 1994, as amended by Articles of Amendment, dated March 15, 1996, as further amended by Articles of Amendment, dated December 16, 1997.
7	DTR FCH Holdings, Inc.	Arizona	Secretary of State	September 9, 2019	Articles of Incorporation, dated April 11, 1983, as amended by Articles of Amendment, dated April 11, 1997.
8	Embassy Suites Club No. 1, Inc.	Kansas	Secretary of State	September 9, 2019	Articles of Incorporation, dated January 9, 1984, as amended by Certificate of Amendment, dated March 6, 1984.
9	Hotel Clubs of Corporate Woods, Inc.	Kansas	Secretary of State	September 9, 2019	Articles of Incorporation, dated September 24, 1981.
10	Chesterfield Village Hotel, LLC	Missouri	Secretary of State	September 6, 2019	Articles of Organization, dated January 23, 1998.
11	Embassy Suites Club No. Two, Inc.	Texas	Secretary of State	September 10, 2019	Articles of Incorporation, dated March 13, 1984.
12	SALC, Inc.	Texas	Secretary of State	September 10, 2019	Articles of Incorporation, dated April 16, 1996.

SCHEDULE II
BY-LAWS AND OPERATING AGREEMENTS

#	Entity Name	By-Laws/Agreements
1	Destination Resorts LLC	Operating Agreement, dated October 24, 2007.
2	Doubletree Hotel Systems LLC	Amended and Restated Limited Liability Company Agreement, dated January 7, 2019.
3	Doubletree Hotels LLC	Operating Agreement, dated October 24, 2007.
4	DT Management LLC	Second Amended and Restated Limited Liability Company Agreement, dated May 19, 2017.
5	DT Real Estate, LLC	Amended and Restated Limited Liability Company Agreement, dated January 7, 2019.
6	DTM Atlanta/Legacy, Inc.	Bylaws, adopted November 18, 1994.
7	DTR FCH Holdings, Inc.	Amended and Restated Bylaws, adopted January 26, 1987.
8	Embassy Suites Club No. 1, Inc.	By-Laws, adopted October 25, 2013.
9	Hotel Clubs of Corporate Woods, Inc.	Amended and Restated Bylaws, adopted August 4, 1998.
10	Chesterfield Village Hotel, LLC	Amended and Restated Limited Liability Company Agreement, dated October 25, 2013.
11	Embassy Suites Club No. Two, Inc.	Bylaws, adopted March 13, 1984.
12	SALC, Inc.	By-Laws, adopted August 2016, as amended by Unanimous Written Consent of the Board of Directors of SALC, Inc. dated effective as of August 20, 2014.

SCHEDULE III
RESOLUTIONS

#	Entity Name	Action by Written Consent
1	Destination Resorts LLC
Action by Unanimous Written Consent of the Governing Persons of Entities listed on Exhibit A thereto, dated as of June 5, 2019, by W. Steven Standefer, Michael W. Duffy, Frederick A. Schacknies, Daniel Hughes, Keith Clampet and Justin Ray Hensley.

2	Doubletree Hotel Systems LLC
Action by Unanimous Written Consent of the Governing Persons of Entities listed on Exhibit A thereto, dated as of June 5, 2019, by W. Steven Standefer, Michael W. Duffy, Frederick A. Schacknies, Daniel Hughes, Keith Clampet and Justin Ray Hensley.

3	Doubletree Hotels LLC
Action by Unanimous Written Consent of the Governing Persons of Entities listed on Exhibit A thereto, dated as of June 5, 2019, by W. Steven Standefer, Michael W. Duffy, Frederick A. Schacknies, Daniel Hughes, Keith Clampet and Justin Ray Hensley.

4	DT Management LLC
Action by Unanimous Written Consent of the Governing Persons of Entities listed on Exhibit A thereto, dated as of June 5, 2019, by W. Steven Standefer, Michael W. Duffy, Frederick A. Schacknies, Daniel Hughes, Keith Clampet and Justin Ray Hensley.

5	DT Real Estate, Inc.
Action by Unanimous Written Consent of the Governing Persons of Entities listed on Exhibit A thereto, dated as of June 5, 2019, by W. Steven Standefer, Michael W. Duffy, Frederick A. Schacknies, Daniel Hughes, Keith Clampet and Justin Ray Hensley.

6	DTM Atlanta/Legacy, Inc.
Action by Unanimous Written Consent of the Governing Persons of Entities listed on Exhibit A thereto, dated as of June 5, 2019, by W. Steven Standefer, Michael W. Duffy, Frederick A. Schacknies, Daniel Hughes, Keith Clampet and Justin Ray Hensley.

7	DTR FCH Holdings, Inc.
Action by Unanimous Written Consent of the Governing Persons of Entities listed on Exhibit A thereto, dated as of June 5, 2019, by W. Steven Standefer, Michael W. Duffy, Frederick A. Schacknies, Daniel Hughes, Keith Clampet and Justin Ray Hensley.

8	Embassy Suites Club No. 1, Inc.
Action by Unanimous Written Consent of the Governing Persons of Entities listed on Exhibit A thereto, dated as of June 5, 2019, by W. Steven Standefer, Michael W. Duffy, Frederick A. Schacknies, Daniel Hughes, Keith Clampet and Justin Ray Hensley.

9	Hotel Clubs of Corporate Woods, Inc.
Action by Unanimous Written Consent of the Governing Persons of Entities listed on Exhibit A thereto, dated as of June 5, 2019, by W. Steven Standefer, Michael W. Duffy, Frederick A. Schacknies, Daniel Hughes, Keith Clampet and Justin Ray Hensley.

10	Chesterfield Village Hotel, LLC
Action by Unanimous Written Consent of the Governing Persons of Entities listed on Exhibit A thereto, dated as of June 5, 2019, by W. Steven Standefer, Michael W. Duffy, Frederick A. Schacknies, Daniel Hughes, Keith Clampet and Justin Ray Hensley.

#	Entity Name	Action by Written Consent
11	Embassy Suites Club No. Two, Inc.
Action by Unanimous Written Consent of the Governing Persons of Entities listed on Exhibit A thereto, dated as of June 5, 2019, by W. Steven Standefer, Michael W. Duffy, Frederick A. Schacknies, Daniel Hughes, Keith Clampet and Justin Ray Hensley.

12	SALC, Inc.
Action by Unanimous Written Consent of the Governing Persons of Entities listed on Exhibit A thereto, dated as of June 5, 2019, by W. Steven Standefer, Michael W. Duffy, Frederick A. Schacknies, Daniel Hughes, Keith Clampet and Justin Ray Hensley.

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